Exhibit 107

FORM S-1

(Form Type)

MIAMI BREEZE CAR CARE, INC.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value	457(a)	5,471,966	$3.00	$16,415,898	0.0001476	$2,422.99

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$16,415,898		$2,422.99
	Total Fees Previously Paid (3)							$1,521.53
	Total Fee Offsets							-
	Net Fee Due							$901.46

(1)	Consists of up to 5,471,966 shares of common stock to be sold by the Selling Shareholders. The registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act.
(3)	The amount of $1,521.53 was previously paid in connection with the initial filing of the Form S-1 Registration Statement (File No. 333-266854) filed on August 15, 2022..